Exhibit (99)

FOR IMMEDIATE RELEASE

Contacts:	John Hulbert, Investors, (612) 761-6627
Joe Poulos, Media, (612) 761-0042
Target Media Hotline, (612) 696-3400

Target Corporation Reports First Quarter Earnings

•Comparable sales grew 3.3 percent, on top of 22.9 percent growth last year.
◦Comparable sales growth reflected traffic growth of 3.9 percent.
◦Store comparable sales increased 3.4 percent, on top of 18.0 percent growth last year.
◦Digital comparable sales grew 3.2 percent, following growth of 50.2 percent last year.
◦Same-day services (Order Pickup, Drive Up and Shipt) grew 8 percent this year, led by Drive Up, which grew in the mid-teens on top of more than 120 percent last year.
◦More than 95 percent of Target’s first quarter sales were fulfilled by its stores.
•Sales growth was led by frequently-purchased categories, including Food & Beverage, Beauty, and Household Essentials.
•Operating margin rate of 5.3 percent was well below expectations, driven primarily by gross margin pressure reflecting actions to reduce excess inventory as well as higher freight and transportation costs.

For additional media materials, please visit:
https://corporate.target.com/article/2022/05/q1-2022-earnings

MINNEAPOLIS (May 18, 2022) – Target Corporation (NYSE: TGT) today announced its first quarter 2022 financial results, which reflected continued topline growth on top of unprecedented increases over the last two years. The Company reported first quarter GAAP earnings per share (EPS) of $2.16, down 48.2 percent from $4.17 in 2021. First quarter Adjusted EPS1 of $2.19 decreased 40.7 percent compared with $3.69 in 2021. The attached tables provide a reconciliation of non-GAAP to GAAP measures. All earnings per share figures refer to diluted EPS.
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[1]Adjusted EPS, a non-GAAP financial measure, excludes the impact of certain discretely managed items. See the tables of this release for additional information about the items that have been excluded from Adjusted EPS.

Target Corporation Reports First Quarter Earnings — Page 2 of 11
“Our first-quarter results mark Target’s 20th-consecutive quarter of sales growth, with comp sales growing more than 3 percent on top of a 23 percent increase one year ago," said Brian Cornell, chairman and chief executive officer of Target Corporation. "Guests continue to depend on Target for our broad and affordable product assortment, as reflected in Q1 guest traffic growth of nearly 4 percent. Throughout the quarter, we faced unexpectedly high costs, driven by a number of factors, resulting in profitability that came in well below our expectations, and well below where we expect to operate over time. Despite these near-term challenges, our team remains passionately dedicated to our guests and serving their needs, giving us continued confidence in our long-term financial algorithm, which anticipates mid-single digit revenue growth, and an operating margin rate of 8 percent or higher over time.”

Fiscal 2022 Guidance
For second quarter 2022, the Company expects its operating income margin rate will be in a wide range centered around first quarter's operating margin rate of 5.3 percent.
For full-year 2022, the Company continues to expect low- to mid- single digit revenue growth. The Company now expects its full-year operating income margin rate will be in a range centered around 6 percent.

Operating Results
Comparable sales grew 3.3 percent in the first quarter, reflecting comparable store sales growth of 3.4 percent and comparable digital sales growth of 3.2 percent. Total revenue of $25.2 billion grew 4.0 percent compared with last year, reflecting total sales growth of 4.0 percent and a 6.7 percent increase in other revenue. Operating income was $1.3 billion in first quarter 2022, down 43.3 percent from $2.4 billion in 2021, driven primarily by a decline in the Company's gross margin rate.
First quarter operating income margin rate was 5.3 percent in 2022, compared with 9.8 percent in 2021. First quarter gross margin rate was 25.7 percent, compared with 30.0 percent in 2021. This year's gross margin rate reflected higher markdown rates, driven largely by inventory impairments and actions taken to address lower-than-expected sales in discretionary categories, as well as costs related to freight, supply chain disruptions, and increased compensation and headcount in our distribution centers. First quarter SG&A expense rate was 18.9 percent in 2022, compared with 18.6 percent in 2021, reflecting the net impact of cost increases across our business, including investments in hourly team member wages, partially offset by lower incentive compensation expense.

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Target Corporation Reports First Quarter Earnings — Page 3 of 11
Interest Expense and Taxes
The Company’s first quarter 2022 net interest expense was $112 million, in line with $108 million last year.
First quarter 2022 effective income tax rate was 19.2 percent, in line with the prior year rate of 19.6 percent.

Capital Deployment and Return on Invested Capital
The Company paid dividends of $424 million in the first quarter, compared with $340 million last year, reflecting a 32.4 percent increase in the dividend per share, partially offset by a decline in average share count.
During the first quarter of 2022, the Company entered into an Accelerated Share Repurchase (ASR) arrangement for up to $2.75 billion of common stock, with final settlement outstanding as of the end of the first quarter.
Additionally, the Company repurchased $10.0 million worth of its shares in first quarter 2022, retiring 0.1 million shares of common stock at an average price of $208.60. As of the end of the first quarter, excluding the outstanding ASR of $2.75 billion, the Company had approximately $12.3 billion of remaining capacity under the repurchase program approved by Target’s Board of Directors in August 2021.
For the trailing twelve months through first quarter 2022, after-tax return on invested capital (ROIC) was 25.3 percent, compared with 30.7 percent for the trailing twelve months through first quarter 2021. The decrease in ROIC was driven primarily by lower profitability in first quarter 2022. The tables in this release provide additional information about the Company’s ROIC calculation.
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Target Corporation Reports First Quarter Earnings — Page 4 of 11
Webcast Details
Target will webcast its first quarter earnings conference call at 7:00 a.m. CT today. Investors and the media are invited to listen to the meeting at Investors.Target.com (click on link under "Upcoming Events"). A replay of the webcast will be provided when available. The replay number is 1-800-391-9853.

Miscellaneous
Statements in this release regarding second quarter and full year comparable sales growth and operating margin rates are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties which could cause the Company’s actions to differ materially. The most important risks and uncertainties are described in Item 1A of the Company’s Form 10-K for the fiscal year ended January 29, 2022. Forward-looking statements speak only as of the date they are made, and the Company does not undertake any obligation to update any forward-looking statement.

About Target
Minneapolis-based Target Corporation (NYSE: TGT) serves guests at nearly 2,000 stores and at Target.com, with the purpose of helping all families discover the joy of everyday life. Since 1946, Target has given 5% of its profit to communities, which today equals millions of dollars a week. For the latest store count or more information, visit Target.com/Pressroom. For a behind-the-scenes look at Target, visit Target.com/abullseyeview or follow @TargetNews on Twitter.

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Target Corporation Reports First Quarter Earnings — Page 5 of 11

TARGET CORPORATION

Consolidated Statements of Operations

	Three Months Ended
(millions, except per share data) (unaudited)	April 30, 2022	May 1, 2021	Change
Sales	$24,830	$23,879	4.0%
Other revenue	340	318	6.7
Total revenue	25,170	24,197	4.0
Cost of sales	18,461	16,716	10.4
Selling, general and administrative expenses	4,762	4,509	5.6
Depreciation and amortization (exclusive of depreciation included in cost of sales)	601	598	0.3
Operating income	1,346	2,374	(43.3)
Net interest expense	112	108	3.8
Net other (income) / expense	(15)	(343)	(95.7)
Earnings before income taxes	1,249	2,609	(52.1)
Provision for income taxes	240	512	(53.1)
Net earnings	$1,009	$2,097	(51.9)%
Basic earnings per share	$2.17	$4.20	(48.3)%
Diluted earnings per share	$2.16	$4.17	(48.2)%
Weighted average common shares outstanding
Basic	464.0	498.6	(6.9)%
Diluted	467.8	503.4	(7.1)%
Antidilutive shares	—	—
Dividends declared per share	$0.90	$0.68	32.4%

Target Corporation Reports First Quarter Earnings — Page 6 of 11

TARGET CORPORATION

Consolidated Statements of Financial Position

(millions, except footnotes) (unaudited)	April 30, 2022	January 29, 2022	May 1, 2021
Assets
Cash and cash equivalents	$1,112	$5,911	$7,816
Inventory	15,083	13,902	10,539
Other current assets	1,758	1,760	1,576
Total current assets	17,953	21,573	19,931
Property and equipment
Land	6,164	6,164	6,146
Buildings and improvements	33,300	32,985	31,710
Fixtures and equipment	6,459	6,407	5,496
Computer hardware and software	2,588	2,505	2,256
Construction-in-progress	1,444	1,257	973
Accumulated depreciation	(21,285)	(21,137)	(19,777)
Property and equipment, net	28,670	28,181	26,804
Operating lease assets	2,571	2,556	2,362
Other noncurrent assets	1,648	1,501	1,374
Total assets	$50,842	$53,811	$50,471
Liabilities and shareholders’ investment
Accounts payable	$14,053	$15,478	$11,637
Accrued and other current liabilities	5,582	6,098	5,788
Current portion of long-term debt and other borrowings	1,089	171	1,173
Total current liabilities	20,724	21,747	18,598
Long-term debt and other borrowings	13,379	13,549	11,509
Noncurrent operating lease liabilities	2,581	2,493	2,337
Deferred income taxes	1,752	1,566	1,169
Other noncurrent liabilities	1,632	1,629	1,899
Total noncurrent liabilities	19,344	19,237	16,914
Shareholders’ investment
Common stock	39	39	41
Additional paid-in capital	5,592	6,421	6,271
Retained earnings	5,495	6,920	9,372
Accumulated other comprehensive loss	(352)	(553)	(725)
Total shareholders’ investment	10,774	12,827	14,959
Total liabilities and shareholders’ investment	$50,842	$53,811	$50,471
Common Stock Authorized 6,000,000,000 shares, $0.0833 par value; 463,683,711, 471,274,073 and 496,093,160 shares issued and outstanding as of April 30, 2022, January 29, 2022, and May 1, 2021, respectively.

Preferred Stock Authorized 5,000,000 shares, $0.01 par value; no shares were issued or outstanding during any period presented.

Target Corporation Reports First Quarter Earnings — Page 7 of 11

TARGET CORPORATION

Consolidated Statements of Cash Flows

	Three Months Ended
(millions) (unaudited)	April 30, 2022	May 1, 2021
Operating activities
Net earnings	$1,009	$2,097
Adjustments to reconcile net earnings to cash (required for) provided by operating activities:
Depreciation and amortization	679	667
Share-based compensation expense	83	79
Deferred income taxes	115	170
Gain on Dermstore sale	—	(335)
Noncash losses / (gains) and other, net	52	(30)
Changes in operating accounts:
Inventory	(1,181)	114
Other assets	(86)	(5)
Accounts payable	(1,560)	(1,205)
Accrued and other liabilities	(505)	(413)
Cash (required for) provided by operating activities	(1,394)	1,139
Investing activities
Expenditures for property and equipment	(952)	(540)
Proceeds from disposal of property and equipment	2	12
Proceeds from Dermstore sale	—	356
Other investments	2	7
Cash required for investing activities	(948)	(165)
Financing activities
Change in commercial paper, net	945	—
Reductions of long-term debt	(48)	(21)
Dividends paid	(424)	(340)
Repurchase of stock	(181)	(1,310)
Accelerated share repurchase pending final settlement	(2,750)	—
Stock option exercises	1	2
Cash required for financing activities	(2,457)	(1,669)
Net decrease in cash and cash equivalents	(4,799)	(695)
Cash and cash equivalents at beginning of period	5,911	8,511
Cash and cash equivalents at end of period	$1,112	$7,816

Target Corporation Reports First Quarter Earnings — Page 8 of 11

TARGET CORPORATION

Operating Results

Rate Analysis	Three Months Ended
(unaudited)	April 30, 2022	May 1, 2021
Gross margin rate	25.7%	30.0%
SG&A expense rate	18.9	18.6
Depreciation and amortization expense rate (exclusive of depreciation included in cost of sales)	2.4	2.5
Operating income margin rate	5.3	9.8
Note: Gross margin rate is calculated as gross margin (sales less cost of sales) divided by sales. All other rates are calculated by dividing the applicable amount by total revenue. Other revenue includes $185 million and $171 million of profit-sharing income under our credit card program agreement for the three months ended April 30, 2022 and May 1, 2021, respectively.

Comparable Sales	Three Months Ended
(unaudited)	April 30, 2022	May 1, 2021
Comparable sales change	3.3%	22.9%
Drivers of change in comparable sales
Number of transactions (traffic)	3.9	17.1
Average transaction amount	(0.6)	5.0

Comparable Sales by Channel	Three Months Ended
(unaudited)	April 30, 2022	May 1, 2021
Stores originated comparable sales change	3.4%	18.0%
Digitally originated comparable sales change	3.2	50.2

Sales by Channel	Three Months Ended
(unaudited)	April 30, 2022	May 1, 2021
Stores originated	81.8%	81.7%
Digitally originated	18.2	18.3
Total	100%	100%

Sales by Fulfillment Channel	Three Months Ended
(unaudited)	April 30, 2022	May 1, 2021
Stores	96.5%	96.3%
Other	3.5	3.7
Total	100%	100%
Note: Sales fulfilled by stores include in-store purchases and digitally originated sales fulfilled by shipping merchandise from stores to guests, Order Pickup, Drive Up, and Shipt.

RedCard Penetration	Three Months Ended
(unaudited)	April 30, 2022	May 1, 2021
Target Debit Card	11.6%	12.1%
Target Credit Cards	8.7	8.4
Total RedCard Penetration	20.3%	20.5%
Note: Amounts may not foot due to rounding.

Target Corporation Reports First Quarter Earnings — Page 9 of 11

Number of Stores and Retail Square Feet	Number of Stores			Retail Square Feet (a)
(unaudited)	April 30, 2022	January 29, 2022	May 1, 2021	April 30, 2022	January 29, 2022	May 1, 2021
170,000 or more sq. ft.	274	274	273	49,071	49,071	48,798
50,000 to 169,999 sq. ft.	1,519	1,516	1,510	190,461	190,205	189,618
49,999 or less sq. ft.	140	136	126	4,147	4,008	3,690
Total	1,933	1,926	1,909	243,679	243,284	242,106
(a)In thousands; reflects total square feet less office, distribution center, and vacant space.

Target Corporation Reports First Quarter Earnings — Page 10 of 11

TARGET CORPORATION

Reconciliation of Non-GAAP Financial Measures

To provide additional transparency, we have disclosed non-GAAP adjusted diluted earnings per share (Adjusted EPS). This metric excludes certain items presented below. We believe this information is useful in providing period-to-period comparisons of the results of our operations. This measure is not in accordance with, or an alternative to, GAAP. The most comparable GAAP measure is diluted earnings per share. Adjusted EPS should not be considered in isolation or as a substitution for analysis of our results as reported in accordance with GAAP. Other companies may calculate Adjusted EPS differently, limiting the usefulness of the measure for comparisons with other companies.

Reconciliation of Non-GAAP Adjusted EPS	Three Months Ended
	April 30, 2022			May 1, 2021
(millions, except per share data) (unaudited)	Pretax	Net of Tax	Per Share	Pretax	Net of Tax	Per Share	Change
GAAP diluted earnings per share			$2.16			$4.17	(48.2)%
Adjustments
Gain on Dermstore sale	$—	$—	$—	$(335)	$(269)	$(0.53)
Other (a)	20	15	0.03	41	30	0.06
Adjusted diluted earnings per share			$2.19			$3.69	(40.7)%
Note: Amounts may not foot due to rounding.
(a)Other items unrelated to current period operations, none of which were individually significant.

Earnings before interest expense and income taxes (EBIT) and earnings before interest expense, income taxes, depreciation and amortization (EBITDA) are non-GAAP financial measures. We believe these measures provide meaningful information about our operational efficiency compared with our competitors by excluding the impact of differences in tax jurisdictions and structures, debt levels, and, for EBITDA, capital investment. These measures are not in accordance with, or an alternative to, GAAP. The most comparable GAAP measure is net earnings. EBIT and EBITDA should not be considered in isolation or as a substitution for analysis of our results as reported in accordance with GAAP. Other companies may calculate EBIT and EBITDA differently, limiting the usefulness of the measures for comparisons with other companies.

EBIT and EBITDA	Three Months Ended
(dollars in millions) (unaudited)	April 30, 2022	May 1, 2021	Change
Net earnings	$1,009	$2,097	(51.9)%
+ Provision for income taxes	240	512	(53.1)
+ Net interest expense	112	108	3.8
EBIT	$1,361	$2,717	(49.9)%
+ Total depreciation and amortization (a)	679	667	1.8
EBITDA	$2,040	$3,384	(39.7)%
(a)Represents total depreciation and amortization, including amounts classified within Depreciation and Amortization and within Cost of Sales.

Target Corporation Reports First Quarter Earnings — Page 11 of 11

We have also disclosed after-tax ROIC, which is a ratio based on GAAP information, with the exception of the add-back of operating lease interest to operating income. We believe this metric is useful in assessing the effectiveness of our capital allocation over time. Other companies may calculate ROIC differently, limiting the usefulness of the measure for comparisons with other companies.

After-Tax Return on Invested Capital
(dollars in millions) (unaudited)
	Trailing Twelve Months
Numerator	April 30, 2022	May 1, 2021
Operating income	$7,918	$8,444
+ Net other income / (expense)	55	350
EBIT	7,973	8,794
+ Operating lease interest (a)	87	85
- Income taxes (b)	1,804	1,864
Net operating profit after taxes	$6,256	$7,015

Denominator	April 30, 2022	May 1, 2021	May 2, 2020
Current portion of long-term debt and other borrowings	$1,089	$1,173	$168
+ Noncurrent portion of long-term debt	13,379	11,509	14,073
+ Shareholders' investment	10,774	14,959	11,169
+ Operating lease liabilities (c)	2,854	2,563	2,448
- Cash and cash equivalents	1,112	7,816	4,566
Invested capital	$26,984	$22,388	$23,292
Average invested capital (d)	$24,686	$22,840

After-tax return on invested capital	25.3%	30.7%
(a)Represents the add-back to operating income driven by the hypothetical interest expense we would incur if the property under our operating leases were owned or accounted for as finance leases. Calculated using the discount rate for each lease and recorded as a component of rent expense within SG&A. Operating lease interest is added back to Operating Income in the ROIC calculation to control for differences in capital structure between us and our competitors.
(b)Calculated using the effective tax rates, which were 22.4 percent and 21.0 percent for the trailing twelve months ended April 30, 2022, and May 1, 2021, respectively. For the twelve months ended April 30, 2022, and May 1, 2021, includes tax effect of $1.8 billion related to EBIT, and $19 million and $18 million, respectively, related to operating lease interest.
(c)Total short-term and long-term operating lease liabilities included within Accrued and Other Current Liabilities and Noncurrent Operating Lease Liabilities, respectively.
(d)Average based on the invested capital at the end of the current period and the invested capital at the end of the comparable prior period.